PRESS RELEASE

Ex — 99.1

FOR IMMEDIATE RELEASE

Contact:

CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
Marvin (Mickey) Goldwasser	David M. Henderson
Open Solutions Inc.	Open Solutions Inc.
860.652.3153	860.652.3155
mgoldwasser@opensolutions.com	ir@opensolutions.com

Open Solutions Reports Record Second Quarter 2004 Revenues and Net Income Up 60% and 297%

Signed Contract Value for the Second Quarter Increased 90% over the Prior Year

Glastonbury, Conn., July 22, 2004 – Open Solutions Inc. (Nasdaq: OPEN), a provider of integrated enabling technologies for financial institutions, today reported financial results for the three months and six months ended June 30, 2004.

Revenue for the second quarter of 2004 increased 60 percent to $21.8 million, from $13.6 million for the second quarter of 2003. Revenues for the six months ended June 30, 2004 increased 65 percent to $42.8 million, from $25.9 million for the same period of the prior year.

Net income was $3.1 million, or $0.16 per diluted share, for the second quarter of 2004, compared to $0.8 million, or $0.00 per diluted share, for the second quarter of 2003. Net income was $6.1 million, or $0.32 per diluted share, for the six months ended June 30, 2004, compared to $0.9 million, or $0.00 per diluted share, for the same period of the prior year. The income per share for both the second quarter and the six months ended June 30, 2003 have been revised from previously reported income per share as a result of the application of new accounting guidance requiring the allocation of net income to both common and participating preferred stock for purposes of computing income per common share.

Open Solutions’ Chairman and CEO, Louis Hernandez, Jr. said, “The second quarter of 2004 was another strong quarter for Open Solutions. As an organization we continued to achieve our key operating targets as well as realize our established goals and corporate objectives. We are particularly pleased with the quarter’s high contract values, record revenue and growth in our client base and overall product offerings. In addition, we have expanded our client base with our recent acquisitions and remain highly focused on serving all of our clients.

As a company, we continue to diversify our revenue streams and complement our organic growth with strategic acquisitions. Based on our performance for the first half of the year, we remain optimistic about our future and believe that we can have a significant impact in helping our clients meet the challenges of an ever changing industry.”

Second Quarter 2004 Highlights

•	Signed contracts valued at $22.5 million in the second quarter of 2004 compared to $15.6 million in the first quarter of 2004 and $11.8 million in the second quarter of the prior year, representing an increase of 44 percent and 90 percent, respectively. We define contract value as total revenues to be received over the life of the contract for all elements of the contract, including license, hardware, installation, maintenance and other services.

•	Completed the acquisition of EastPoint Technologies, LLC, a provider of core-processing solutions to community banks, finance companies and farm credit associations located throughout the United States.

•	Completed the Company’s follow-on offering raising proceeds, net of expenses, of approximately $33.5 million.

•	Recurring revenue for the second quarter of 2004 increased to 52 percent of total revenue from 43 percent for the second quarter of 2003, and for the six months ended June 30, 2004 increased to 51 percent from 44 percent for the six months ended June 30, 2003. We define recurring revenue as revenue from long-term maintenance and data center hosting contracts and the quarterly minimum payments from BISYS under the BISYS reseller agreement.

•	Internal revenue growth was 30 percent for the second quarter of 2004 and was 37 percent for the six months ended June 30, 2004. Our internal revenue growth for the full year 2003 was 24 percent. Internal revenue growth percentages are measured as the increase in revenue for the current period less “acquired revenue from acquisitions” divided by revenues from the prior period plus “annualized revenue from acquisitions”.

Activity Subsequent to June 30, 2004

•	On July 9, 2004, completed the acquisition of re:Member Data Services, Inc., a provider of core-processing solutions for credit unions.

•	Signed contracts valued at $8.4 million in the first two weeks of July 2004.

2004 Business Outlook

The following statements are forward looking and actual results may differ materially. Our guidance assumes no change in the calculation of the Company’s tax provision, which currently assumes a full valuation allowance against the Company’s deferred tax assets. Currently, the Company only records a charge against income for certain state taxes and federal alternative minimum taxes. At the time that the valuation allowance is released the Company will report a significant income tax benefit in that period and for subsequent periods will record a tax provision against income at the effective statutory rates, however, the Company does not expect to incur significant tax payments until all anticipated net operating loss carry forwards and research and development tax credits are utilized.

Third Quarter 2004

The Company targets revenue to be in the range of $26.5 and $27.5 million, net income to be between $3.9 and $4.3 million and earnings per diluted share to be between $0.19 and $0.21.

Full year 2004

The Company has increased its guidance for the full year to account for recently completed acquisitions and an improved outlook for the remainder of the year. The Company targets revenue to be in the range of $96.0 and $98.0 million, net income to be between $16.2 and $16.5 million and earnings per diluted share to be between $0.80 and $0.82, an increase over previous guidance of $0.78 and $0.80 earnings per diluted share which has been adjusted for dilution as a result of the approximately 1.7 million common shares issued by the Company as a result of the its follow-on offering completed in the second quarter of 2004.

About Open Solutions Inc.

Open Solutions Inc. offers a fully featured strategic product platform that integrates core data processing applications, built on a single centralized Oracle® relational database, with

Internet banking, cash management, CRM/business intelligence, financial accounting tools, interactive voice response, imaging and loan origination solutions. Open Solutions’ full suite of products and services allows banks, thrifts and credit unions to better compete in today’s aggressive financial services marketplace, and expand and tap their trusted financial relationships, client affinity, community presence and personalized service.

For more information about Open Solutions, or its financial product line, contact Mickey Goldwasser by email at mgoldwasser@opensolutions.com, by phone at 860.652.3153 or via fax at 860.652.3156. For Investor Relations issues please contact David Henderson by email at ir@opensolutions.com or by phone at 860.652.3155. Visit Open Solutions’ Internet site at www.opensolutions.com.

     Open Solutions Inc.® is a registered trademark of Open Solutions Inc. All other company and product names may be trademarks of their respective owners. Copyright © 2004 Open Solutions Inc. All rights reserved.

Safe Harbor Statement

Statements made in this press release that state Open Solutions Inc.’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward looking-statements are only as of the date of this press release and Open Solutions Inc. undertakes no obligation to update or revise them. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Open Solutions Inc.’s actual results to differ materially from those projected in such forward-looking statements. For example, we receive a portion of our revenues from relationships with strategic resellers, and if we lose one or more of these resellers or fail to add new ones it could have a negative impact on our business. Likewise, we have entered and may continue to enter into or seek to enter into business combinations and acquisitions which may be difficult to integrate, disrupt our business, dilute stockholder value or divert management attention. Other factors which could cause our actual results to differ materially from those projected in forward-looking statements include, without limitation, economic, competitive, governmental and technological factors affecting the banking and credit union industry and/or Open Solutions Inc.’s operations, markets, products, services, prices and other factors set forth under the heading “Factors Affecting Future Operating Results” in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2004, as filed with the Securities and Exchange Commission.

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OPEN SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2004	2003		2004	2003
Revenues:
Software license	$6,914	$4,812		$13,355	$9,237
Service, maintenance and hardware	14,906	8,789		29,415	16,704

Total revenues	21,820	13,601		42,770	25,941
Cost of revenues:
Software license	1,223	1,161		2,543	2,324
Service, maintenance and hardware	7,862	4,868		15,597	9,386

Total cost of revenues	9,085	6,029		18,140	11,710

Gross Profit	12,735	7,572		24,630	14,231
Operating expenses:
Sales and marketing	3,400	2,554		6,299	5,014
Product development	2,221	1,595		4,183	3,196
General and administrative	4,108	2,559		8,217	5,062

Total operating expenses	9,729	6,708		18,699	13,272
Income from operations	3,006	864		5,931	959
Interest income, net	274	10		522	35

Income before income taxes	3,280	874		6,453	994
Income tax provision	(141)	(84)		(312)	(127)

Net income	$3,139	$790		$6,141	$867

Net income per common share
—Basic	$0.18	$0.00	(1)	$0.35	$0.00	(1)
—Diluted	$0.16	$0.00	(1)	$0.32	$0.00	(1)
Shares used to compute net income per common share
—Basic	17,905	2,480		17,411	2,478
—Diluted	19,789	2,828		19,405	2,826

(1) Adjusted for adoption of EITF 03-06 “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings Per Share”, which requires the two-class method of computing earnings per share. The two-class method is an earnings allocation formula that determines earnings per share for common stock and participating securities based upon an allocation of earnings as if all of the earnings for the period had been distributed in accordance with participation rights on undistributed earnings. Since the Company’s public offering in the fourth quarter 2003, there is only one class of stock outstanding and accordingly there is no impact on 2004 earnings per share.

OPEN SOLUTIONS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30,	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$106,463	$84,953
Accounts receivable, net	14,491	10,267
Deferred costs	1,845	1,563
Prepaid expenses and other current assets	3,542	2,188

Total current assets	126,341	98,971
Fixed assets, net	6,769	5,500
Investments in marketable securities	12,974	8,028
Capitalized software costs, net	3,575	2,964
Other intangible assets, net	8,820	6,421
Goodwill	20,739	11,187

Total assets	$179,218	$133,071

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,237	$1,800
Accrued expenses	8,171	8,368
Deferred revenue, current portion	19,607	15,324
Capital lease obligations, current portion	316	395

Total current liabilities	30,331	25,887

Capital lease obligations, less current portion	42	64
Deferred revenue, less current portion	1,104	1,479
Other long-term liabilities	267	222

Total liabilities	31,744	27,652
Stockholders’ equity	147,474	105,419

Total liabilities and stockholders’ equity	$179,218	$133,071